EXHIBIT 11

                                MERIX CORPORATION
                   CALCULATIONS OF NET INCOME (LOSS) PER SHARE


                                     Three months ended  Six months ended
                                     ------------------  -----------------
                                     Nov. 29, Nov. 30,   Nov. 29, Nov. 30,
                                     ------------------  -----------------
                                       1997      1996     1997      1996
                                     ---------  -------  -------   -------

Weighted average shares outstanding
   for the period                      6,191     6,298    6,248    6,135

Dilutive common stock options using
   the treasury stock method               -         -        -      174
                                      ------    ------   ------   ------

Total shares used in per share
calculations                           6,191     6,298    6,248    6,309
                                      ======    ======   ======   ======

Net income (loss)                     $ (641)   $ (143)  $ (348)  $1,113
                                      ======    ======   ======   ======

Net income (loss) per share           $(0.10)   $(0.02)  $(0.06)  $ 0.18
                                      ======    ======   ======   ======